CANCELLATION/SUBSTITUTION AGREEMENT

                          TESORO PETROLEUM CORPORATION
                              OPTION SUBSTITUTION

                        COASTWIDE ENERGY SERVICES, INC.
                         1993 LONG-TERM INCENTIVE PLAN
                              OPTION CANCALLATION



     THIS CANCELLATION/SUBSTITUTION AGREEMENT, made and entered into as of this 20th day of February, 1996, by and between Tesoro Petroleum Corporation ("Tesoro"), Coastwide Energy Services, Inc. ("Coastwide") and the undersigned ("Optionee"), amends the Nonqualified Stock Option Agreement(s) (the "Option Agreement") to which the undersigned is a party under the Coastwide 1993 Long-term Incentive Plan ("Plan"), as follows:

     Notwithstanding the terms of the Option Agreement, the Option granted to Optionee under the Plan (the terms, definitions, and provisions of which are incorporated herein and made a part hereof) is cancelled as of the Effective Time. For purposes of this agreement, the "Effective Time" means the date and time on which the Agreement of Merger dated as of November 20, 1995, by and among Coastwide, CNRG Acquisition Corp., and Tesoro (the "Merger Agreement") shall be effected, as provided in the Merger Agreement.

     In consideration of the foregoing, the Optionee hereby is granted an option (the "Substitute Option") upon the same terms and conditions as the Option to purchase shares of Tesoro Common Stock, $.16 2/3 par value per share ("Tesoro Common Stock"), in an amount and at an exercise price as set forth in Section 2.2(g) of the Merger Agreement, as follows:

     (1) the number of shares of Tesoro Common Stock to be subject to the Substitute Option shall be equal to the product of the number of shares of Coastwide Common Stock subject to the Option and .41, provided that any fractional shares of Tesoro Common Stock resulting from such multiplication shall be rounded to the nearest whole share, and

     (2) the exercise price per share of the Tesoro Common Stock to be subject to the Substitute Option shall be equal to (i) the exercise price of the number of shares of Coastwide Common Stock under the Option divided by .41 minus (ii) $6.2195 (rounded to the nearest cent), provided, that if such amount is less than $0, the holder of the Substitute Option shall, upon exercise, receive in cash the amount by which such amount is less than $0.

     The Substitute Option shall have the same terms as set forth in the Option Agreement (including those set forth in the Plan) except that Tesoro shall be the "Company" for purposes of the Substitute Option. Following the Effective Time, all stock options granted to the Optionee under the Agreement or the Plan are cancelled, and the Optionee shall have no rights under either the Agreement or the Plan except as provided herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the date first written above.


COASTWIDE ENERGY SERVICES, INC.         OPTIONEE

________________________
By                                      _______________________


                                        With regard to the following
                                        Option Agreements:
TESORO PETROLEUM CORPORATION

________________________
By



DATE: